Exhibit 4.3(c)

EXECUTION VERSION

DEED OF AMENDMENT made on 20th January 2016

BETWEEN:

(1)                                 THE PARTIES, being the undersigned (other than the Company); and

(2)                                 IVS BULK PTE. LTD, a company incorporated in Singapore whose registered office is at 200 Cantonment Road, #03-01 Southpoint, Singapore 089763 (the Company).

RECITALS:

On 11 December 2013, the Parties and the Company entered into a shareholders’ agreement (the SHA) setting out the terms and conditions on which they agreed to regulate the management of the Company.

On 4th February 2015, the Parties and the Company executed a deed of amendment and acknowledgement (the First Deed of Amendment) to amend the SHA on the terms set out therein (for purposes of clarity, references to the SHA are to such agreement as amended by the terms of the First Deed of Amendment).

The Parties and the Company now wish to further amend the SHA in accordance with the terms of this deed of amendment (this Second Deed of Amendment) to regulate the manner in which the Shareholders have agreed to provide certain Additional Equity Commitments and Shareholders’ Loans to support the financing of Shipbuilding Contracts in respect of the January Financing Vessels (as defined below), as well as to give effect to certain other agreed amendments.

1                                         INTERPRETATION

1.1                              In this Deed (and in the SHA to the extent that it is amended by this Deed), the following terms shall have the following meanings:

(a)                                 DVB Term Sheet means the term sheet, dated 1 December 2015, concluded by DVB Bank SE Singapore Branch and the Company and the Parties;

(b)                                Facility Agreement Guarantees means the guarantees provided by the Parties (other than the Company) pursuant to the terms of the Facility Agreement;

(c)                                 Facility Agreement Minimum Liquidity Amount means the amount of US$ 6 000 000 required to be maintained by the Company in the pledged cash collateral account established in terms of the Facility Agreement;

(d)                                January Financing means the proposed Approved Financing to be obtained by the Company, for the purposes of financing Shipbuilding Contracts in respect of the January Financing Vessels, in accordance with the DVB Term Sheet as modified by the terms of this Deed;

(e)                                 January Financing Vessels means IVS Sunbird, IVS Tembe, IVS Bosch Hoek, IVS Glen Eagles, IVS North Berwick and Sanoyas Hull No 1345.

1.2                              Capitalized words and expressions defined in this Deed shall have the same meanings in the SHA (to the extent it is amended by this Deed).

1.3                              Unless otherwise defined in this Deed, capitalized words and expressions used in this Deed shall have the meaning given to them in the SHA.

1.4                              Unless otherwise specified herein, all references in this Deed to a “Clause” shall refer to a Clause of the SHA.

2                                         AMENDMENT

2.1                              Effective as of the date hereof:

(a)                                 A new Clause 1.1.42A shall be inserted, immediately following Clause 1.1.42, as follows:

“Default Notice has the meaning given to it in Clause 14.1”

(b)                                Clause 7.1.3 shall be amended by the insertion of the following wording, immediately following the word “Support”:

“or (iii) be required to contribute to settle their respective Pro Rata Shares of the Facility Agreement Minimum Liquidity Amount (provided that the Facility Agreement Guarantees are cancelled simultaneously with the provision by the Shareholders of their Pro Rata Shares of such Additional Equity Commitments)”

(c)                                 Clause 7.2.1.2 shall be amended by the insertion of the following wording, immediately following the word “Claim”:

“or to allow the Company to maintain the Facility Agreement Minimum Liquidity Amount (in the latter case provided that the Facility Agreement Guarantees are cancelled simultaneously with the provision by the Shareholders of their Pro Rata Shares of such Additional Equity Commitments)”

(d)                                Clause 7.3.1 shall be amended by the insertion of the following wording, immediately following the first use of the word “determines”:

“(on a majority basis, unless it would result in an aggregate amount in excess of US$ 10 000 000 having being requested in terms of this Clause 7.3.1 in which case unanimous Board approval is required)”

(e)                                 Clause 7.3.1.1 shall be amended by the insertion of the following wording, immediately following the words “Additional Vessels”:

“, or for working capital purposes, for purposes of ensuring that the Company meets covenants provided in terms of any Approved Finance, or otherwise”

(f)                                   Clause 11.2.4 shall be deleted in its entirety and replaced with the following:

“11.2.4                                  A Party shall be entitled to appoint one Director for so long as:

11.2.4.1                       such Party and its Affiliates hold between 10 and 25 percent of the issued A Shares and such Party is not in default pursuant to Clause 14; or

11.2.4.2                       such Party owns any of the issued A Shares, holds an outstanding Shareholders Loan and/or Preference Shares issued pursuant to Clause 7.12 and is not in default pursuant to Clause 14.”

(g)                                A new Clause 7.5A is inserted, immediately following Clause 7.5, as follows:

“Subject to Clauses 7.4 and 7.5, if any Shareholder is required to make a payment under any guarantee, letter of credit or similar instrument, in each case issued to secure an obligation of a Group Company, then such payment shall be dealt with mutatis mutandis on the basis set out in Clause 7.5, save that any Guarantee Loan so created will rank behind a Guarantee Loan created in favour of Grindrod in terms of Clause 7.5.”

(h)                                 A new clause 7.15 is inserted, immediately following Clause 7.14, as follows:

“The Company shall not propose or agree to any amendments to any Shareholder Loan established pursuant to this Clause 7 or otherwise and/or to any Preference Shares issued pursuant to Clause 7.12 except where 100% of the shareholders approve such amendment in writing in advance.”

(i)                                     A new Clause 7.16 is inserted, immediately following Clause 7.15, as follows:

“Until all outstanding principal and interest on all Shareholder Loans has been repaid (and/or until all Preference Shares have been repurchased with all stated amounts plus outstanding dividends having been repaid), the Company shall not:

7.16.1            declare or pay any dividend;

7.16.2            make any share repurchases (except for repurchases of the applicable Preference Shares); and / or

7.16.3            dispose in whole or in part of any of its shareholdings in any Group Company.”

(j)                                     A new Clause 11.14 is inserted, immediately following Clause 11.13, as follows:

“The Parties shall procure that all actions proposed to be taken by any Board, shall be notified in writing to each Shareholder, prior to the implementation of such actions.”

(k)                                 Clause 14.1 shall be amended by inserting the following wording, immediately following the opening word “If”:

“any of the following events occur, the Company (or any Director Appointed by a Non-Defaulting Shareholder) issues a written notice (“Default Notice”) to the relevant Shareholder to remedy the occurrence of such event and such Shareholder fails to so remedy the occurrence of such event within a period of 10 (ten) Business Days from the date of receipt of such Default Notice”

3                                         ADDITIONAL SHAREHOLDER LOANS

3.1                              The Parties hereby acknowledge and agree that:

(a)                                the January Financing will require that the Parties advance additional Shareholder Loans to the Company, as follows:

Sankaty:                                             US$ 4 987 500

Regiment:                                     US$ 4 987 500

Grindrod:                                         US$ 5 025 000

(b)                               the January Financing will further require that the Company establish a Shortfall Deposit Account (as defined therein) of US$ 20 000 000, and that the Parties will advance Shareholder Loans to the Company to allow the Company to establish and fund such pledged cash collateral account, as follows

Sankaty:                                             US$ 6 650 000

Regiment:                                     US$ 6 650 000

Grindrod:                                         US$ 6 700 000

3.2                              The Parties shall advance the Shareholder Loans contemplated in Clause 3.1 of this Deed, in each case within 3 (three) Business Days of being called upon to do so by the Administration Manager.

3.3                              The funds advanced to the Company as Shareholder Loans shall be utilized by the Company for the purposes contemplated in Clause 3.1 of this Deed, provided that the relevant funds required to fund the Shortfall Deposit Account referred to in Clause 3.1 of this Deed will be advanced as Shareholder Loans and shall be utilized by the Company to fund working capital or for purposes of ensuring that the Company meets covenants provided in terms of any Approved Finance.

3.4                              The Parties acknowledge that in accordance with Clause 7.12, one or more Parties may seek to have the Shareholder Loans contemplated in Clause 3.1 of this Deed converted into Preference Shares.  All references in the SHA, the First Deed of Amendment, and this Second Deed of Amendment to Shareholder Loans shall be deemed to include references to the Preference Shares and references to “interest” shall be deemed to include any dividend payable in respect of such Preference Shares.

4                                         SALE BY REGIMENT OF ITS ASSETS

4.1                              The Parties (other than Regiment) acknowledge having been represented to and advised by Regiment that it:

(a)                                is engaging in an orderly sale of its assets as and when in the best interests of Regiment and its investors as a whole, seeking to maximize the value of such assets; and

(b)                               has not commenced any process relating to a voluntary, involuntary or creditor’s winding-up.

4.2                              The Parties (other than Regiment) agree that:

(a)                                the orderly sale by Regiment of its assets as contemplated in Clause 4.1(a) of this Deed, has not as at the date of this Deed resulted in Regiment being in default pursuant to Clause 14; and

(b)                               they shall not procure the delivery of a Default Notice to Regiment as a consequence of the continued orderly sale of Regiment’s assets, provided that Regiment:

(i)                                      fulfils all of Regiment’s obligations to advance any Additional Equity Commitments and Shareholder Loans;

(ii)                                   does not present a proxy to its shareholders regarding entering into a process of voluntary winding-up as defined in section 116 of the Cayman Islands Company Law;

(iii)                                does not otherwise commence any process relating to a voluntary, involuntary or creditor’s winding-up.

5                                         SALES OF SHAREHOLDERS’ SECURITIES AFTER DELIVERY OF THE LAST VESSEL

Subject always to the provisions of Clause 19, after the delivery of the last of the Vessels to the relevant Group Company, the Parties will cooperate with Clarksons or any other reasonably selected broker, appointed by a Shareholder to facilitate the sale of such Shareholder’s Securities.

6                                         MISCELLANEOUS

6.1                              The SHA is amended by the terms of this Second Deed of Amendment and all terms of the SHA not so amended shall continue in full force and effect as set out in the SHA.  In the event of any conflict between the terms of the SHA and this Second Deed of Amendment, the terms of this Second Deed of Amendment shall prevail.

6.2                              Each of the Company and the Parties undertakes to execute and deliver all such documents and perform such acts as may be required for the purpose of giving full effect to the terms of this Second Deed of Amendment.

6.3                              Clauses 23 (Confidentiality), 28 (Assignment), 34 (No Partnership) and 38 (Governing Law and Dispute Resolution) of the SHA are deemed to be incorporated herein mutatis mutandis and shall apply hereto as if repeated in this Second Deed of Amendment in full but with such amendments as are necessary to give effect to such provisions within the context of this Second Deed of Amendment.

IN WITNESS WHEREOF, the parties have executed this Deed of Amendment as of the date first above written.

Signed and delivered as a Deed by	)

REGIMENT CAPITAL LTD.	)

acting by:	)	/s/ Don Seymour

In the presence of:

Witness signature:		/s/ Tina Leswal

Witness name:

Witness address:

Signed and delivered as a Deed by	)

SANKATY EUROPEAN INVESTMENTS III	)

S.À R.L.	)
acting by:		sign here:

/s/ Myleen Tapawan Basilio /s/ Sally Fassler

print name:
In the presence of:

Witness signature:		Witness sign here:

/s/ Grindale Gamboa /s/ Jordan Brown

Witness name:		print name:

Witness address:

Signed and delivered as a Deed by	)
GRINDROD SHIPPING PTE. LTD.	)
acting by:	)
sign here:

/s/ Stephen Griffiths

print name:
In the presence of:

Witness signature:		Witness sign here:
/s/ Jeremy Miles

Witness name:		print name:

Witness address:

Witness occupation:

Signed and delivered as a Deed by	)
IVS BULK PTE. LTD.	)
acting by:	)
sign here:

/s/ Martyn Wade

print name:
In the presence of:

Witness signature:		Witness sign here:
/s/ Jeremy Miles

Witness name:		print name:

Witness address:

Witness occupation: